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UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):  May 5, 2006

NEVADA STAR RESOURCE CORP.

(Exact Name of Registrant as Specified in its Charter)

Yukon Territory, Canada	000-25489	98-0155690
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10735 Stone Avenue North, Seattle, Washington, USA	98133
(Address of principal executive offices)	(Zip Code)

                      425-467-1836

(Issuer's telephone number, including area code)

N/A

(Former Name or Former Address if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SEC 873  (05-06)

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ITEM 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On May 5, 2006, Gerald Carlson and Stuart Havenstrite resigned as directors.  There was no disagreement or dispute between Stuart Havenstrite and Gerald Carlson and our company which led to their resignations.

R. David Russell, John Mears, Donald Bosnick and Rodney Blakestad were appointed to the Board of Directors on May 5, 2006.  Messrs. Russell, Mears, Bosnick and Blakestad do not have any family relationship with any director, executive officer or person nominated or chosen by us to become a director or executive officer.

Mr. Russell graduated from the Montana School of Mineral Science and Technology with a BS degree in Mining Engineering. With over 27 years in the mining industry, Mr. Russell is currently President & CEO and Director of Apollo Gold Corporation. Apollo Gold is a gold mining company, with operations and exploration projects in Canada, USA, and Mexico.  Mr. Russell’s past positions include: VP & COO of Getchell Gold Company / Placer Dome Gold; General Manager U.S. Operations for LAC Minerals / Barrick Gold; Manager Underground Mining for Independence Mining Company; Project Manager for Hecla Mining Company; and Manager for Lincoln Project FMC/Meridian Gold.

Mr. Mears is a registered Professional Geologist and has over fourteen years’ experience in the field, predominantly in North America in copper, gold and diamonds. He has worked for large industry players such as Homestake Mining Company and Rio Tinto, through its Kennecott Exploration subsidiary, as well as juniors such as Cominco American Resources and Equatorial Tonopah Inc. Mr. Mears is also a member of the Australasian Institute of Mining and Metallurgy as well as the Society of Economic Geologists. Mr. Mears is a project evaluator for the Sentient Global Resources Fund, a US$168 million, 10-year closed-end private equity fund which invests principally in the development of natural resource based projects.

Mr. Bosnick graduated from the University of Puget Sound with a degree in Accounting and Management.  In 1971, Mr. Bosnick started Bosnick Roofing, Inc. in Tacoma, Washington which he owns and operates today. Mr. Bosnick has been associated with the local, regional and national associations in the roofing industry including serving as President at both the local and national level. Mr. Bosnick has been a member of the American Society of Testing Materials (ASTM) since 1979. For the past seven years, Mr. Bosnick has been involved in the development of test procedures for materials used in the roofing industry as well as directing the testing of manufactured roofing materials across the United States.

Mr. Blakestad is a senior exploration and resource geologist with more than twenty-five years of North American and international experience. In the early 1970s, Mr. Blakestad was involved in regional porphyry Cu-Mo exploration throughout interior Alaska. Between 1975-80, he was the lead geologist for volcanic massive sulfide (VMS) and sediment-hosted massive sulfide exploration projects in the Alaska Range. Between 1980-90 he was Principal Investigator for numerous placer gold, lode gold, and tungsten exploration projects in central Alaska. During the period 1990 through 1993, Mr. Blakestad was regional manager for two environmental firms based in Denver, Colorado. Since 1994, Mr. Blakestad has been involved in regional reconnaissance and exploration for gold, silver and/or platinum group metal (PGM) deposits in Mexico, West Africa, South America, Alaska, and Nevada.  Mr. Blakestad's experience embraces all phases of geological, geochemical, and geophysical exploration and resource evaluation for placer and lode deposits. He is Director Unico of Minera MasOro, S.A. de C.V., a private Mexico corporation exploring the mineral potential of the Trincheras-La Cienega mining district in northern Sonora. He is also “Qualified Person” (QP), as defined by the Canadian National Instrument 43-101, and a “Certified Professional Geologist” (CPG), as defined by the American Institute of Professional Geologists. Mr. Blakestad holds a Professional Geologist (PG) certificate with the State of Alaska, a B.Sc. in Geology from the University of Alaska and a J.D. in Natural Resources Environmental Law from the University of Denver Law School.

Furthermore, Robert Angrisano, who has served as President since November 1, 2003, was appointed to the position of Chief Executive Officer on May 5, 2006.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

NEVADA STAR RESOURCE CORP.

By:

/s/ Robert Angrisano

--------------------------------------------

Robert Angrisano

President, CEO and Director

Dated:  May 11, 2006